Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of July 10, 2023, between BUZZFEED, INC. (as successor to 890 5th Avenue Partners, Inc.), a Delaware corporation (the “Company”), BUZZFEED CANADA, INC., a corporation duly incorporated under the Business Corporations Act (New Brunswick) (the “New Guarantor”) and WILMINGTON SAVINGS FUND SOCIETY, FSB as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, 890 5th Avenue Partners, Inc., a Delaware corporation (the “Original Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 3, 2021 providing for the issuance of the Original Issuer’s 8.50% Convertible Senior Notes due 2026 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances a supplemental indenture may be executed without consent of any Holder to add guarantees or Guarantors with respect to the Notes;
WHEREAS, the New Guarantor has executed and delivered a Guarantee dated as of the date hereof; and
WHEREAS, pursuant to Section 10.01(c) of the Indenture, the Company, the New Guarantor and the Trustee are authorized to execute and deliver this First Supplemental Indenture.
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:
ARTICLE 1
Definitions
Section 1.01.General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
ARTICLE 2
New Guarantee
Section 2.01.Agreement to Guarantee. The New Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture, including but not limited to Article 13 thereof.
ARTICLE 3
Miscellaneous Provisions
Section 3.01.Effectiveness; Construction. This First Supplemental Indenture shall become effective upon its execution and delivery by the Company, the New Guarantor and the

Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this First Supplemental Indenture shall henceforth be read and construed together.
Section 3.02.Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
Section 3.03.Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company, the New Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
Section 3.04.No Third-Party Beneficiaries. Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.
Section 3.05.Severability. In the event any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.
Section 3.06.Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.07.Successors. All agreements of the Company, the New Guarantor and the Trustee in this First Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.
Section 3.08.Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.
Section 3.09.Counterpart Signatures; Digital Signatures. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Any communication sent to Trustee under the Indenture that requires a signature must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by an authorized representative of the Company). The Company agrees to assume all risks arising out of its use of digital signatures and electronic methods to submit communications to Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

BUZZFEED, INC. By: /s/ Felicia DellaFortuna Name: Felicia DellaFortuna Title: Chief Financial Officer

        [Signature Page to First Supplemental Indenture]

BUZZFEED CANADA, INC, as Guarantor By: _/s/ Felicia DellaFortuna_______________________________________ Name: Felicia DellaFortuna Title: Director

        [Signature Page to First Supplemental Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee By: /s/ Patrick J. Healy Name: Patrick J. Healy Title: Senior Vice President

        [Signature Page to First Supplemental Indenture]